Exhibit 99.2

NEWS RELEASE

HECLA ANNOUNCES APPOINTMENT OF LARRY RADFORD AS

CHIEF OPERATING OFFICER

FOR IMMEDIATE RELEASE

May 24, 2018

COEUR D’ALENE, IDAHO—Hecla Mining Company (NYSE:HL) today announced that Mr. Larry Radford has been appointed Chief Operating Officer of the Company effective immediately, a promotion from his previous role of Senior Vice President – Operations, overseeing Hecla’s operations, development projects, pre-development initiatives.

“Throughout his career Larry has demonstrated a strong ability to optimize operations, and you can see this in the improved performance of Greens Creek and Casa Berardi since he joined Hecla,” said Phillips S. Baker, Jr., Hecla’s President and Chief Executive Officer. “With the expected addition of the Klondex assets, Hecla is growing again and his talents will continue to be an important part of our strong team as it integrates and optimizes these new mines.”

Mr. Radford joined Hecla in 2011 and has over 35 of experience in the mining industry, providing operational and technical support to large-scale operations with Barrick and Kinross in the United States, Chile, Brazil, and Australia.

About Hecla

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Note Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding {add text}. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company’s Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President—Investor Relations

800-HECLA91 (800-432-5291)

hmc-info@hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2